Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION

March 24, 2025

Veeva Systems Inc.
4280 Hacienda Drive
Pleasanton, California 94588
Re: Registration Statement on Form S‑8
Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Veeva Systems Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of 6,503,351 shares of Class A common stock, par value $0.00001 per share (“Common Stock”), reserved for issuance pursuant to the Company’s 2013 Equity Incentive Plan, as amended and restated (the “Plan”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

    Very truly yours,

    WILSON SONSINI GOODRICH & ROSATI
    Professional Corporation

    /s/ Wilson Sonsini Goodrich & Rosati, P.C.